Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-213043 on Form S-11 of our report dated March 22, 2017, relating to the consolidated financial statements of Blackstone Real Estate Income Trust, Inc. and subsidiary as of December 31, 2016 and March 2, 2016 (Date of Initial Capitalization) and for the period from March 2, 2016 (Date of Initial Capitalization) to December 31, 2016, appearing in the Annual Report on Form 10-K of Blackstone Real Estate Income Trust, Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 13, 2017